Exhibit (g)(7)


                     SECOND AMENDMENT TO CUSTODIAN CONTRACT


         This Amendment to the custody contract is made as of October 17, 2000, by and between State Street Bank and Trust Company (the "Custodian") and Scudder Money Market Trust (the "Fund"), on behalf of each of its Portfolios. Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Custodian Contract referred to below.

         WHEREAS, the Fund and the Custodian entered into a Custodian Contract dated August 7, 2000, (as amended from time to time, the "Custodian Contract"); and

         WHEREAS, the Fund and the Custodian wish to amend the Custodian Contract to enable the Fund to instruct the Custodian to pay out Fund moneys for cash sweeps and interfund lending or borrowing transactions and also to segregate collateral for interfund lending or borrowing transactions;

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein and in the Custodian Contract, the parties hereby agree to amend the Custodian Contract as follows:

1.       Payment of Fund Moneys
         -----------------------
         Upon receipt of Proper Instructions from the Fund on behalf of the applicable Portfolio, which may be continuing instructions when deemed appropriate by the parties, the Custodian shall pay out moneys of a Portfolio in the following cases only:

         In Section 2.7, subsection 7 is renumbered as subsection 9 and new subsections 7 and 8 are added to the Custodian Contract as follows:

         (7) in connection with a lending or borrowing transaction between the Fund and an investment company advised by Scudder Kemper Investments;

         (8) in connection with a cash sweep arrangement; or


2.       Segregated Account
         -------------------
         The following subsection is added:

         In Section 2.12, subsection iv is renumbered as subsection v and new subsection iv is added to the Custodian Contract as follows:

         (iv) for the purpose of segregating securities or other assets of the Fund in connection with a borrowing transaction between the Fund as borrower and an investment company advised by Scudder Kemper Investments, and




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         IN WITNESS  WHEREOF,  each of the parties has caused this instrument to be executed in its name and on its behalf by its duly authorized representative as of the date written above.

                                   SCUDDER MONEY MARKET TRUST


                                   By:  /s/John Millette
                                        ---------------------------------------

                                   Its: Vice President
                                        ---------------------------------------


                                   STATE STREET BANK AND TRUST COMPANY


                                   By:  /s/Ronald E. Logue
                                        ---------------------------------------

                                   Its: Vice Chairman
                                        ---------------------------------------


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